Contacts:
Ligand Pharmaceuticals Incorporated	LHA
Todd Pettingill, Sr. Manager, CorpDev and IR	Bruce Voss
investors@ligand.com	bvoss@lhai.com
(858) 550-7500	(310) 691-7100

Ligand Partner Viking Therapeutics Announces Pricing of Initial Public Offering

SAN DIEGO, CA (April 29, 2015) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) partner Viking Therapeutics, Inc. (NASDAQ: VKTX) announced that it has priced its initial public offering of 3,000,000 shares of its common stock at an initial offering price to the public of $8.00 per share. Viking has granted the underwriters a 30-day option to purchase up to an additional 450,000 shares of common stock at the same price to cover over-allotments, if any. Viking expects the shares to begin trading on the Nasdaq Capital Market on April 29, 2015 under the ticker symbol “VKTX”. Viking expects the offering to close on May 4, 2015, subject to the satisfaction of customary closing conditions.

Laidlaw & Company (UK) Ltd. is acting as the sole book-running manager for the offering. Feltl and Company, Inc. is serving as co-manager for the offering.

The offering is being made solely by means of a prospectus. A copy of the final prospectus related to the offering may be obtained, when available, from Laidlaw & Company (UK) Ltd., Attention: Syndicate Department, 546 Fifth Avenue, New York, NY 10036, by telephone at (212) 953-4900 or by email at syndicate@laidlawltd.com. A registration statement relating to the securities being sold in the offering was declared effective by the Securities and Exchange Commission on April 28, 2015.

Ligand invested $9 million in the offering. Ligand will issue an additional press release once the transaction has closed.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders. Viking’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients’ lives. Viking has exclusive worldwide rights to a portfolio of five therapeutic programs in clinical trials or preclinical studies, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated. Viking’s clinical programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator, or SARM, entering Phase 2 development for the treatment and prevention of lean body mass loss in patients who have undergone hip fracture surgery and VK0612, a first-in-class, orally available drug candidate in Phase 2 development for type 2 diabetes. Viking is also developing novel and selective agonists of the thyroid beta receptor for adrenoleukodystrophy and lipid disorders, as well as two earlier-stage programs targeting metabolic diseases and anemia.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company with a business model focused on developing or acquiring royalty generating assets and coupling them with a lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets and industry partners, we offer investors an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to its peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with the potential to generate revenue in the future. These therapies seek to address the unmet medical needs of patients for a broad spectrum of diseases including diabetes, hepatitis, muscle wasting, Alzheimer’s disease, dyslipidemia, anemia, asthma and osteoporosis. Ligand’s Captisol platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world's leading pharmaceutical companies including Novartis, Amgen Inc., Merck, Pfizer, Baxter International and Eli Lilly & Co.

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